Filed Pursuant To Rule 433

Registration No. 333-233191

May 6, 2020

ETF Data April 2020 Trading Report Capital Markets Group Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short ($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month 3 Month Avg. Avg. US Core SPY SPDR® S&P 500® ETF Trust 0.01 0.00 0.01 134,298,640 36,692,110,372 174,160,413 1,229 1,543 342,144 476,566 168 2.24 226,045,276 MDY SPDR S&P MIDCAP 400® ETF Trust 0.17 0.06 0.20 1,349,577 376,156,198 2,016,226 792 778 218,985 235,268 101 3.06 2,069,642 SLY SPDR S&P® 600 Small Cap ETF 0.14 0.29 0.16 183,225 9,104,289 210,605 904 887 45,295 50,641 199 3.50 97,900 DIA SPDR Dow Jones® Industrial Average 0.03 0.01 0.04 6,599,280 1,526,587,636 7,781,475 463 622 107,663 162,179 122 2.29 7,239,284 ETF Trust SPTM SPDR Portfolio S&P 1500 Composite Stock 0.02 0.06 0.03 872,519 29,225,435 1,367,368 3,575 4,215 120,198 156,192 329 2.17 184,567 Market ETF SPSM SPDR S&P 600 Small Cap ETF 0.04 0.17 0.05 1,012,540 22,751,998 1,203,434 2,737 4,134 61,842 113,392 357 3.54 420,500 SPLG SPDR Portfolio S&P 500 ETF 0.01 0.03 0.01 5,761,351 185,853,491 6,007,704 61,541 57,421 2,011,601 2,075,444 781 2.20 262,206 SPMD SPDR S&P 400 Mid Cap ETF 0.02 0.08 0.03 1,363,923 36,471,265 1,597,634 7,278 8,236 193,562 249,654 463 3.01 257,445 SPYX SPDR S&P 500 Fossil Fuel Reserves Free ETF 0.06 0.09 0.09 55,576 3,819,834 63,020 397 1,036 27,115 79,209 157 2.04 102,267 SHE SPDR SSGA Gender Diversity Index ETF 0.06 0.10 0.12 9,658 606,901 14,759 549 963 35,075 64,671 81 1.94 6,894 US Style SPYG SPDR Portfolio S&P 500 Growth ETF 0.01 0.03 0.02 3,062,461 117,006,971 3,800,320 6,984 6,674 273,921 279,296 257 2.26 559,447 SPYV SPDR Portfolio S&P 500 Value ETF 0.01 0.04 0.02 2,918,893 79,718,355 3,206,772 13,565 14,245 378,093 456,388 464 2.32 783,210 MDYG SPDR S&P 400 Mid Cap Growth ETF 0.10 0.23 0.12 200,667 8,926,357 265,783 1,376 1,966 62,822 102,720 279 2.73 44,336 MDYV SPDR S&P 400 Mid Cap Value ETF 0.05 0.15 0.07 293,377 10,668,944 351,275 934 892 35,157 40,070 274 3.26 211,457 SLYG SPDR S&P 600 Small Cap Growth ETF 0.13 0.27 0.14 257,314 12,289,186 303,942 1,562 1,600 75,010 87,484 176 3.25 47,041 SLYV SPDR S&P 600 Small Cap Value ETF 0.09 0.23 0.10 524,111 22,019,487 583,270 1,468 1,540 61,990 78,266 220 3.84 231,764 US Sector XLC The Communication Services Select 0.01 0.02 0.01 3,199,336 149,338,497 5,559,066 3,710 6,811 176,123 362,746 205 2.35 1,750,603 Sector SPDR Fund XLY The Consumer Discretionary Select 0.02 0.02 0.02 4,703,291 501,421,326 7,127,731 884 1,458 96,526 176,889 97 2.53 4,683,593 Sector SPDR Fund Source: NYSE, Nasdaq and BATS as of 04/30/2020. Past performance is not a guarantee of future results. 1

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short ($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month 3 Month Avg. Avg. US Sector (cont’d) XLP The Consumer Staples Select Sector 0.01 0.02 0.01 14,613,274 847,818,067 19,080,452 9,031 18,766 529,768 1,178,752 206 2.10 16,017,842 SPDR Fund XLE The Energy Select Sector SPDR Fund 0.01 0.03 0.01 44,134,282 1,462,826,165 38,586,598 13,078 15,864 438,767 708,642 236 5.55 30,902,990 XLF The Financial Select Sector SPDR Fund 0.01 0.05 0.01 73,055,385 1,597,012,141 91,642,113 246,155 263,211 5,380,303 7,054,599 745 3.05 129,928,896 XLV The Health Care Select Sector 0.01 0.01 0.01 12,943,334 1,231,274,049 15,648,086 1,964 3,049 190,130 304,940 134 2.28 22,783,512 SPDR Fund XLI The Industrial Select Sector SPDR Fund 0.01 0.02 0.01 14,154,730 863,748,206 19,780,694 3,493 5,624 214,516 431,135 158 2.58 19,939,920 XLB The Materials Select Sector SPDR Fund 0.01 0.02 0.01 9,000,579 438,488,744 11,369,849 4,113 5,945 202,841 334,711 174 2.79 9,722,079 XLK The Technology Select Sector 0.01 0.01 0.01 14,823,010 1,258,581,575 22,431,875 2,994 3,324 258,372 310,475 133 2.65 8,701,598 SPDR Fund XLU The Utilities Select Sector SPDR Fund 0.01 0.02 0.01 18,514,729 1,062,732,309 24,755,645 4,640 8,424 268,303 558,765 175 3.40 30,360,509 XLRE The Real Estate Select Sector SPDR Fund 0.01 0.03 0.01 10,604,002 352,026,555 11,142,320 13,515 23,659 449,508 916,050 291 3.12 1,806,522 US Industry KBE SPDR S&P Bank ETF 0.01 0.04 0.01 2,980,153 84,492,132 3,091,604 3,071 5,133 87,498 203,764 155 4.58 3,158,206 KCE SPDR S&P Capital Markets ETF 0.12 0.25 0.19 8,099 388,108 7,773 178 302 8,565 16,080 150 1.94 14,139 KIE SPDR S&P Insurance ETF 0.02 0.09 0.03 378,992 9,858,601 400,185 1,648 2,340 41,603 68,730 172 3.21 374,410 KRE SPDR S&P Regional Banking ETF 0.01 0.03 0.01 10,690,915 365,219,245 10,238,126 3,892 6,322 131,965 306,190 173 5.01 21,836,440 XBI SPDR S&P Biotech ETF 0.02 0.03 0.03 7,234,288 630,073,390 7,795,188 602 785 51,831 67,871 124 3.47 64,117,510 XNTK SPDR NYSE Technology ETF 0.05 0.07 0.08 27,603 2,185,507 35,076 558 627 44,334 51,469 101 2.65 7,453 XHB SPDR S&P Homebuilders ETF 0.01 0.04 0.01 2,794,612 89,000,442 2,662,781 3,066 2,871 98,537 115,233 159 3.94 3,615,824 XME SPDR S&P Metals & Mining ETF 0.01 0.06 0.01 2,548,574 45,970,287 2,567,653 8,924 7,622 160,907 158,845 185 4.51 2,570,167 XES SPDR S&P Oil & Gas Equipment & 0.06 0.24 0.03 270,254 6,897,514 1,198,215 1,495 63,364 36,870 339,609 159 7.86 136,948 Services ETF XITK SPDR FactSet Innovative Technology ETF 0.17 0.16 0.20 9,154 971,569 9,789 209 197 22,073 21,674 72 2.68 5,337 XOP SPDR S&P Oil & Gas Exploration & 0.01 0.03 0.01 14,920,594 617,676,234 40,411,932 980 45,681 40,837 718,477 129 7.35 14,619,246 Production ETF XPH SPDR S&P Pharmaceuticals ETF 0.06 0.16 0.07 119,969 4,640,215 139,777 2,654 3,257 101,932 128,637 204 2.35 994,306 XRT SPDR S&P Retail ETF 0.01 0.03 0.01 7,020,121 230,807,186 6,893,981 7,315 6,043 243,274 227,667 181 3.53 16,528,061 XSD SPDR S&P Semiconductor ETF 0.09 0.10 0.11 92,624 8,630,584 125,375 238 320 21,886 30,338 91 3.12 390,575 Source: NYSE, Nasdaq and BATS as of 04/30/2020. Past performance is not a guarantee of future results. 2

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
US Industry (cont’d)
XHE SPDR S&P Health Care Equipment ETF 0.25 0.32 0.26 34,572 2,675,363 51,834 582 783 44,866 59,167 85 2.63 679,826 XTL SPDR S&P Telecom ETF 0.20 0.31 0.22 6,989 443,331 9,688 1,828 2,129 118,416 137,335 93 2.07 7,152 XAR SPDR S&P Aerospace & Defense ETF 0.14 0.18 0.14 181,277 14,049,360 286,458 668 758 51,441 64,017 103 3.19 82,189 XHS SPDR S&P Health Care Services ETF 0.22 0.36 0.23 10,718 653,783 11,254 185 162 11,174 10,414 108 2.89 2,244 XSW SPDR S&P Software & Services ETF 0.21 0.24 0.24 33,570 2,948,829 43,215 316 378 27,409 34,995 102 2.70 19,946 XTH SPDR S&P Technology Hardware ETF 0.25 0.40 0.30 2,324 144,329 1,697 660 1,190 40,907 80,569 97 2.12 2,378 XTN SPDR S&P Transportation ETF 0.08 0.18 0.11 62,270 2,818,007 48,659 536 467 24,113 24,263 214 3.14 77,005 XWEB SPDR S&P Internet ETF 0.14 0.19 0.18 4,609 337,155 3,739 309 619 22,550 44,682 76 2.03 7,965 KOMP SPDR S&P Kensho New Economies 0.09 0.31 0.11 197,301 6,078,563 317,630 1,152 1,736 34,897 58,472 1,147 2.47 46,953 Composite ETF
ROKT SPDR S&P Kensho Final Frontiers ETF 0.11 0.39 0.10 3,192 88,462 5,949 357 213 10,051 6,482 85 2.17 267 CNRG SPDR S&P Kensho Clean Power ETF 0.13 0.34 0.14 8,373 329,201 16,150 311 272 12,366 11,777 69 2.83 7,175 SIMS SPDR S&P Kensho Intelligent 0.11 0.46 0.12 5,242 122,011 4,204 1,225 659 30,083 17,038 133 2.64 37 Structures ETF
HAIL SPDR S&P Kensho Smart Mobility ETF 0.08 0.36 0.10 4,265 87,145 4,049 1,360 1,220 30,714 31,560 120 1.91 785 FITE SPDR S&P Kensho Future Security ETF 0.11 0.34 0.12 7,495 235,782 7,034 902 832 29,413 28,333 172 1.90 759
Real Estate Equities
RWR SPDR Dow Jones REIT ETF 0.07 0.10 0.10 232,381 17,303,059 227,103 1,373 1,082 102,481 95,425 151 3.46 47,525 RWO SPDR Dow Jones Global Real Estate ETF 0.09 0.23 0.10 472,899 17,194,238 419,572 614 713 22,590 30,741 212 2.46 225,619 RWX SPDR Dow Jones International Real 0.04 0.16 0.04 676,554 18,175,849 856,688 1,139 3,513 30,699 127,211 238 1.46 369,831 Estate ETF
Global Equities
DGT SPDR Global Dow ETF 0.12 0.17 0.16 3,810 266,350 6,656 318 317 22,381 24,115 95 1.46 10,246 GII SPDR S&P Global Infrastructure ETF 0.08 0.19 0.10 33,181 1,344,447 46,657 890 884 36,277 40,526 171 2.03 10,928 GNR SPDR S&P Global Natural Resources ETF 0.11 0.32 0.13 325,967 10,735,566 435,514 943 988 31,439 34,623 297 2.88 447,055 CWI SPDR MSCI ACWI ex-US ETF 0.05 0.26 0.04 661,750 13,292,988 780,554 2,470 6,875 50,221 163,158 611 1.63 16,726 SPGM SPDR Portfolio MSCI Global Stock 0.14 0.40 0.14 32,515 1,141,418 45,731 521 489 18,380 17,992 235 1.98 24,293 Market ETF
Source: NYSE, Nasdaq and BATS as of 04/30/2020. Past performance is not a guarantee of future results.

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Global Equities (cont’d)

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Global Equities (cont’d)

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Fixed Income — US Government (cont’d)
SPTL SPDR Portfolio Long Term Treasury ETF 0.05 0.11 0.06 961,743 46,130,384 1,339,728 14,991 13,821 720,862 614,798 493 1.13 75,483 SPIP SPDR Portfolio TIPS ETF 0.03 0.09 0.04 402,336 11,952,744 722,017 5,647 18,539 167,703 541,982 376 0.75 159,223 SPTS SPDR Portfolio Short Term Treasury ETF 0.01 0.03 0.01 2,385,372 73,233,221 5,345,623 247,123 347,882 7,587,775 10,546,320 1,067 0.09 481,510 TIPX SPDR Bloomberg Barclays 1–10 Year 0.05 0.24 0.04 62,980 1,255,853 134,125 4,240 22,560 84,802 449,193 616 0.53 7,746 TIPS ETF

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short

($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Active — Equity
SYE SPDR MFS Systematic Core Equity ETF 0.11 0.15 0.12 2,622 193,697 6,763 259 184 19,411 14,374 73 1.49 203 SYG SPDR MFS Systematic Growth Equity ETF 0.11 0.13 0.13 3,783 311,081 4,754 147 150 12,466 12,756 96 0.95 1,895 SYV SPDR MFS Systematic Value Equity ETF 0.20 0.37 0.21 4,701 253,068 6,099 320 451 17,251 26,636 117 1.56 83
Active — Fixed Income
TOTL SPDR DoubleLine® Total Return 0.06 0.12 0.05 569,333 27,583,804 670,249 698 1,271 33,877 62,446 266 0.71 221,955 Tactical ETF
EMTL SPDR DoubleLine Emerging Markets 0.25 0.54 0.24 15,109 689,363 26,856 1,367 1,801 62,594 88,212 328 0.47 24,415 Fixed Income ETF
STOT SPDR DoubleLine Short Duration Total 0.29 0.60 0.20 35,639 1,733,457 32,739 1,523 1,922 74,241 94,648 177 0.41 2,077 Return Tactical ETF
SRLN SPDR Blackstone / GSO Senior Loan ETF 0.06 0.14 0.05 1,174,288 48,149,183 1,007,144 839 1,744 34,790 77,756 336 1.86 2,817,403 ULST SPDR SSGA Ultra Short Term Bond ETF 0.05 0.12 0.05 54,025 2,130,276 138,090 2,472 34,315 97,510 1,385,720 340 0.36 191
Source: NYSE, Nasdaq and BATS as of 04/30/2020. Past performance is not a guarantee of future results.
Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).
Prior to 09/23/2019, the SPDR Portfolio MSCI Global Stock Market ETF (SPGM) was known as the SPDR MSCI ACWI IMI ETF (ACIM), the SPDR Portfolio Europe ETF (SPEU) was known as the SPDR STOXX® Europe 50 ETF (FEU), the SPDR Portfolio Corporate Bond ETF (SPBO) was known at the SPDR Bloomberg Barclays Corporate Bond ETF (CBND), the SPDR Portfolio High Yield Bond ETF (SPHY) was known as the SPDR ICE BofAML Broad High Yield Bond ETF (CJNK), the SPDR Portfolio Intermediate Term Treasury ETF (SPTI) was known as the SPDR Bloomberg Barclays Intermediate Term Treasury ETF (ITE), the SPDR Portfolio TIPS ETF (SPIP) was known as the SPDR Bloomberg Barclays TIPS ETF (IPE), and the SPDR Portfolio Mortgage Backed Bond ETF (SPMB) was known as the SPDR Bloomberg Barclays Mortgage Backed Bond ETF (MBG).

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The SPDR Gold Trust (“GLD”) and the World Gold Trust have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for GLD and GLDM, respectively. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these offerings. Please see each Fund’s prospectus for a detailed discussion of the risks of investing in each Fund’s shares. The GLD prospectus is available by clicking here, and the GLDM prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
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Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its aliates. Certain State Street aliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not aliated with State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP as the sub-advisor.
GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP are not aliated with State Street Global Advisors Funds Distributors, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
© 2020 State Street Corporation. All Rights Reserved.
ID209859-2081238.30.1.AM.INST 0520 Exp. Date: 05/31/2021 SPD002227
Not FDIC Insured No Bank Guarantee May Lose Value

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.